Weyerhaeuser Company and Subsidiaries

EXHIBIT 12(c) - COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                      WEYERHAEUSER COMPANY AND SUBSIDIARIES
             COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
                 PREFERRED SHARE AND PREFERENCE SHARE DIVIDENDS
                          (Dollar amounts in thousands)




                                                             Thirteen
                                                           weeks ended
                                                           -----------
                                                             March 30,
                                                               2003         2002        2001       2000        1999        1998
                                                           -----------   ----------  ----------  ----------  ----------   --------
Available earnings:
    Earnings before interest expense, amortization of
      debt expense, income taxes and cumulative effect
      of a change in an accounting principle                $  153,324     1,195,485   1,006,969   1,677,577   1,276,905   756,715
    Add interest portion of rental expense                      14,455        54,218      45,655      42,063      27,515    23,698
                                                            ----------    ----------   ---------   ---------   ---------   -------
    Available earnings before cumulative effect of a
      change in an accounting principle                     $  167,779     1,249,703   1,052,624   1,719,640   1,304,420   780,413
                                                            ==========    ==========   =========   =========   =========   =======

Fixed charges and preferred and preference share
  dividends:
    Interest expense incurred:
      Weyerhaeuser Company and subsidiaries
        excluding Weyerhaeuser Real Estate Company and
        other related subsidiaries                          $  205,133       797,071     353,365     352,341     274,599   260,014
      Weyerhaeuser Real Estate Company and other
        related subsidiaries                                    13,482        52,926      68,887      83,556      74,436    81,857
                                                            ----------    ----------   ---------   ---------   ---------   -------
      Subtotal                                                 218,615       849,997     422,252     435,897     349,035   341,871
      Less intercompany interest                                    63          (800)       (924)       (568)     (2,230)  (13,753)
                                                            ----------    ----------   ---------   ---------   ---------  --------
      Total interest expense incurred                          218,678       849,197     421,328     435,329     346,805   328,118
                                                            ----------    ----------   ---------   ---------   ---------  --------
      Amortization of debt expense                               3,262        24,124       4,642       3,331       3,957     3,595
                                                            ---------     ----------   ---------   ---------   ---------  --------

      Rental expense:
        Weyerhaeuser Company and subsidiaries
          excluding Weyerhaeuser Real Estate
          Company and other related subsidiaries                40,469       152,243     128,082     117,307      74,918    65,508
        Weyerhaeuser Real Estate Company and
          other related subsidiaries                             2,895        10,410       8,883       8,882       7,627     5,586
                                                            ----------    ----------   ---------   ---------   ---------  --------
                                                                43,364       162,653     136,965     126,189      82,545    71,094
                                                            ----------    ----------   ---------   ---------   ---------  --------
      Interest portion of rental expense                        14,455        54,218      45,655      42,063      27,515    23,698
                                                            ----------    ----------   ---------   ---------   ---------  --------
      Preferred and preference share dividends                      --            --          --          --          --        --
                                                            ----------    ----------   ---------   ---------   ---------  --------
      Total fixed charges and preferred and preference
          share dividends                                   $  236,395       927,539     471,625     480,723     378,277   355,411
                                                            ==========    ==========   ==========  =========   =========  ========
Ratio of earnings to fixed charges and
    preferred and preference share dividends                      0.71x(1)      1.35 x      2.23 x      3.58 x      3.45 x    2.20 x

-------------

(1) Fixed charges exceeded earnings of Weyerhaeuser Company and subsidiaries by approximately $69 million for the thirteen weeks ended March 30, 2003.